EXHIBIT-4.8

                                     EX-4.8

                      LOCAL MULTI POINT DISTRIBUTION SYSTEM
                                     (LMDS)
                           PRODUCTS PURCHASE AGREEMENT
                                  NUMBER 99-001
                                TABLE OF CONTENTS

                                                                            PAGE

Article 1.     PURPOSE                                                       1

Article 2.     DEFINITIONS                                                   1

Article 3.     PURCHASES AND PURCHASE ORDERS                                 3

Article 4.     GENERAL OBLIGATIONS OF THE PURCHASER                          3

Article 5.     OBLIGATIONS AND REPRESENTATIONS OF MOTOROLA                   4

LMDS PRODUCTS PURCHASE AGREEMENT NO.99-001

LMDS PRODUCTS PURCHASE AGREEMENT (THIS "Agreement") dated as of 09,April 1999, between MOTOROLA, INC., a Delaware corporation, acting through the Ground Systems Division of its Satellite Communications Group, with offices at 2501 S. Price Road, Chandler Arizona, 85248, U.S.A. ("Motorola"), and American Wireless, Inc.. a Utah corporation (the "Purchaser"). Motorola and the Purchaser are hereinafter sometimes referred to collectively as the "Parties".

                                    RECITALS

       WHEREAS. Motorola has designed certain hardware and software for use in connection with wireless broadband systems;

       WHEREAS Motorola desires to sell to the Purchaser and the Purchaser desires to purchase from Motorola from time to time certain Products (as hereinafter defined) pursuant to the terms and conditions of this Agreement;

       NOW' THEREFORE, in consideration of the foregoing recitals and the mutual obligations herein contained, the Parties agree as follows:

ARTICLE: 1. PURPOSE

       the purpose of this Agreement is to establish the terms and conditions that will apply to the purchase from time to time by the Purchaser from Motorola of Products. Purchases hereunder will be accomplished by means of Purchase Orders (as hereinafter defined).

       The Parties intend that each Purchase Order will be a part of 7 and be governed by, the terms and conditions of this Agreement, except with respect to those terms and conditions negotiated for a specific Purchase Order and designated in such Purchase Order as taking precedence Ever this Agreement.

ARTICLE 2. DEFINITIONS

       Unless otherwise indicated in this Agreement, the following terms, when written herein with capitalized initial letters, shall have the meanings set forth below.

       "AGREEMENT": This Products Purchase agreement, including all schedules and exhibits hereto, as amended, supplemented or otherwise modified from time to time.

"FEATURE": A functionality or performance characteristic of Software.

"FIRMWARE": Software in object code form that is imbedded in Hardware.

                                       -1

LMDS PRODUCTS PURCHASE AGREEMENT NO.99-001

       "GOVERMMENTAL AUTHORITY": Any nation or government any state or other political subdivision therof and any enity exercising executive legislative, judicial, regulatory or administrative functions of or pertaining to government

       "Hardware": The tangible and physical goods portion of the Products purchased hereunder, but not software or firmwar

       "INTELLECTUAL PROPERTY" All trade secrets' know-how' discoveries, improvements, inventions, technical data, writings' software in whatever form. Proprietary Information', patents, invention certificates arid applications therefore, copyright;, and maskworkss and applications therefor

       "PERSON": An individual partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

       "PRODUCTS": The Hardware, Software and Services purchased hereunder and described in the Purhase Orders.

       "PROPRIETARY INFORMATION": as defined in Article 12(A).

       "PURCHASE ORDER". Each document executed by the Purchaser and Motorola, substantially in the form of Exhibit A hereto, which sets forth the Product(s) to be said by Motorola and purchased by Purchaser. All Purchase Orders shall be listed on Schedule I hereto. Motorola shall update Schedule I from time to time as necessary to accurately reflect the information therein. Any reference in this Agreement to Schedule I shall be deemed to be a reference to Schedule I as ascended and in effect from time to time

       "SERVICES": The services to be performed by or on behalf of Motorola from time to time as set forth in the Purchase Orders.

       "SITE": Each of the geographic locations owned, operated or controlled by the Purchaser at which any Hardware or 'Software purchased hereunder is or is intended to be installed and/or any Services are or are intended to be performed.

       "SOFTWARE": The object-code computer programs, including Firmware object code, licensed or sublicensed by Motorola for use solely in conjunction with the operation of the Products. ANY REFERENCE TO SOFTWARE BEING SOLD"PROVIDED" OR "PURCHASED ISI UNDERSTOOD TO BE REFERENCE TO THE SOFTWARE BEING LICENSED OR SUBLICENSED SOLELY AS PROVIDED IN THE SOFTWARE LICENSE.

       "SOFTWARE LICENSE": The software license set forth in Exhibit B hereto.

       "TAXES": as defined in Article 7(B)(1).

ARTICLE 3. PURCHASES AND PURCHASE ORDERS

A. Motorola agrees to sell to the Purchaser, and the Purchaser agrees to buy from Motorola, such Products as are described in the Purchase Orders, which Purchase Orders are made a part hereof if fully set forth herein

B. The terms and conditions of this Agreement unless expressly modified in a Purchase Order, shall be a part of and shall govern each such Purchase Order. Any Products purchased under a Purchase Order shall be deemed to be purchased pursuant to this Agreement

C. The Purchaser and Motorola shall mutually agree upon the terms of any Purchase Order and shall both sign the Purchase Order to memorialize such agreement No Purchase: Order shall he binding on either party unless and until such Purchase Order has been signed by both parties.

ARTICLE 4.~A~4 OBLIGATIONS OF THE PURCHASER

The Purchaser shall, as applicable and at its own cost and expense:

A. Except as otherwise provided in Article 21, acquire in a timely fashion from the appropriate Governmental Authorities and others and maintain in effect, all permits and licenses, including, without limitation, radio frequency licenses. radio operation licenses and any other required governmental, regulatory and type, approvals, and all other, authorizations and approvals from Governmental authorities and others as may be required from time to time to (i) import, and install the Products in accordance with the schedule set forth in each Purchase Order and (ii) to test and operate such Products.

B. Assist Motorola ire procuring all necessary permits licenses. visas or other approvals, as may be required or reasonably convenient to allow Motorola personnel and the personnel of Motorola's suppliers and subcontractors to travel to, stay in and work in all Sites outside of the United States where the work hereunder is to be performed, and provide such assistance as necessary to permit Motorola to perform its obligations under this Agreement in accordance with the schedule set forth in each Purchase Order.

C. Make in a timely fashion all business and legal arrangements as reasonably required with Site owners or operators and others to allow she completion of the Services in accordance with the schedule set forth in each Purchase Order.

D. Acquire and provide in a timely fashion all of the Sites, buildings and other physical infrastructure, interconnection facilities, telephone service, utility service, Site security, facilities maintenance, janitorial service and other services and items necessary or reasonably convenient to allow the completion of the Services in accordance with the schedule set forth in each Purchase Order.

E. Adhere to the schedule for performance of the Purchaser's responsibilities set forth in each Purchase Order

F. Make all payments in accordance with Article 7, Payment and Pricing

G. Notify Motorola in writing at least thirty (30) calendar days in advance of any requirement for a pricing breakout with respect to such item which imposed by law or by the Purchaser's insurer such notice shall state the level of pricing detail which is required by such law or by the Purchaser's insurer, as the case may be.

H. Timely perform all of its other obligations under this Agreement, any Purchase Order and any other agreement delivered in connection herewith.

ARTICLE 5. OBLIGATIONS AND REPRESENTATIONS OF MOTOROLA

Motorola shall, as applicable:

 A. Provide and install the Products in accordance with Motorola's obligations expressly set forth in each Purchase Order.

 B. Adhere to the schedule set forth in each Purchase Order for performance of its responsibilities set forth therein.

 C. Obtain all export licenses or other approvals necessary to export the Products from their country of origin or manufacture to the applicable Site

 D. Reasonably cooperate with the Purchaser in the Purchaser's performance of its obligations under Articles 4(A) and (id) hereof

 E. Reasonably support the Purchaser in the Purchaser's responses to requests from

 F. Governmental Authorities related to the Products to be installed and operated within the lawful territory of such Governmental Authority.

 F. Upon proper notice Tom the Purchaser pursuant to Article 4(G) hereof prior to delivery of any item of Hardware, provide, to the extent commercially reasonable, a pricing breadcout of such item to the Purchaser to the extent required by law or by the Purchaser's insurer. Such pricing breakout shall meet, to the extent commercially reasonable, the level of pricing detail sp~,~:ed Id; the Purchaser in its notice given to Motorola pursuant to Article 4(G) hereof.

 G. Timely perform all of its other obligations under this Agreement, each Purchase Order and any other agreement

A. At any time during its performance of this Agreement, Motorola may implement changes in the Products, modify the drawings and specifications relating thereto, substitute different prducts therefore of substitute different components therefore; provided however, that any such changes, modifications or substitutions, under normal and proper use.:

        1. Shall not materially or adversely affect physical or functional interchangeability or performance of the Product (except where there is written agreement between-the-Parties that specific characteristics will be so affected);

        2.    Shall not detract from the safety of the Product; and

        3.    Shall be type-accepted by the appropriate authority, if required.

B. If Motorola exercises its right under this Article to change specifications or Products or to substitute Product then Motorola -will provide reasonable amounts of free training to Purchaser regarding any differences in Product installation, operation and maintenance.

C. Changes in specifications for components Motorola purchases from third parties, changes in manufacturers from whom Motorola buys components; equipment, and/or Software, and other reasons may make it necessary for Motorola to change the Specifications for Products from time to time, provided Motorola complies with the requirements of Article 6 A.

               ALL OF WHICH OTHER WARRANTIES BEE SPECIALLY EXCLUDED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICILAR PURPOSE. IN NO EVENT SHALL MOTOROLA OR ITS SUPPLIERS OR SUBCONTRACTORS AT ANY LEVEL BE LIABLE FOR-INDIRECT NCIDENTAIL SPECIAL, PUNITIVE-OR-CONSEQENTIAL DAMAGES; PROVIDED, HOWEVER, THAT IF THE LAW OF ANY JURISITICITION APPLICABLE TO THIS AGREEMENT DOES NOT PERMIT SUCH DAMAGES TO BE COMPLETELY DISCLAIMED THIS CLAUSE SHALL BE INTERPRETED AS NECESSARY TO GIVE MOTOROLA AND ITS SUPPLIERS AND SUBCONTRACTORS THE FULL BENEFIT OF ANY

               DISCLAIMER OR LIMITATION OF SAID DAMAGES TO THE FULL EXTENT PERMITTED UNITER SUCH LAW

 D. Motorola's additional warranty obligations (if any) with respect to any Products will be set forth in the applicable Purchase Order, and for the term and at the additional price (if any) set forh in the applicable Purchase Order.

               1. Motorola shall send notices to the purchaser as follows

                  American Wireless, Inc.
                  P.O.Box 2500
                  845 East Skyline Driv
                  St. George UT 84771  USA
                  Attn: Mr. Mical Terry,
                  President
                  Telephone: (435) 674 0320
                  Fax: (435) 634 0349

               2. The Purchaser shall send notices to Motorola as follows:

                  MOTOROLA, INC.
                  GROUND SYSTEMS DIVISION
                  2501 S. Price Road
                  Chandler, Arizona. 85248-2899
                  Attn: Michael S. Schumacher
                  Sr Contract Manager
                  Mail Drop: VLSI
                  Telephone: (480) 456-7333
                  Fax: (480) 456-7237

D. Either party may change the address, telefacsimile number, or person for receiving notices from time to time by Written notice to the other party of such change.

AGREED AND ACCEPTED BY

AMERICAN WIRELESS, INC.                            FIRST FLORIDA COMMUNICATIOINS

By                                          By
Name                                        Name
Title                                       Title
Date                                        Date